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TABLE OF CONTENTS PROSPECTUS

As filed with the Securities and Exchange Commission on March 12, 2009

Registration No. 333-[          ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BOISE INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	2600 (Primary Standard Industrial Classification Code Number)	20-8356960 (I.R.S. Employer Identification No.)

1111 West Jefferson Street, Suite 200
Boise, ID 83702-5388
(208) 384-7000
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Alexander Toeldte, Chief Executive Officer
1111 West Jefferson Street, Suite 200
Boise, ID 83702-5388
(208) 384-7000
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
Karen Gowland, Esq. Boise Inc. 1111 West Jefferson Street, Suite 200 Boise, ID 83702-5388 (208) 384-7000	J. Craig Walker, Esq. K&L Gates LLP 70 West Madison Street, Suite 3100 Chicago, Illinois 60602 (312) 372-1121

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the selling shareholders.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. ☐

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

          If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, par value $0.0001 per share	13,922,772	$.26	$3,550,306.86	$139.53

(1)
Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices of Boise Inc.'s common stock as reported on the New York Stock Exchange on March 9, 2009.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated March 12, 2009
PRELIMINARY PROSPECTUS

13,922,772 Shares of Common Stock

        This prospectus relates to the resale from time to time of up to 13,922,772 shares of common stock of Boise Inc., including 3,000,000 shares of common stock issuable upon exercise of certain of our warrants, in each case by the selling shareholders identified in this prospectus. We are not selling any shares of our common stock pursuant to this prospectus, and we will not receive any proceeds from the sale of shares of common stock offered by this prospectus. We have agreed to pay certain expenses in connection with the registration of the shares of common stock and to indemnify the selling shareholders against certain liabilities.

        The selling shareholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares of common stock offered by this prospectus from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

        Our common stock and warrants are listed on the New York Stock Exchange ("NYSE") under the symbol "BZBC" and "BZ-WTBC," respectively. On March 9, 2009 on the NYSE, the closing price of the common stock was $.24 per share and the closing price of the warrants was $.002 per warrant.

        Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

        Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March     , 2009.

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided in this prospectus, any prospectus supplement, the documents incorporated by reference or any other offering material is accurate as of any date other than the date on the front of those documents, as applicable.

PROSPECTUS

i

PROSPECTUS SUMMARY

        This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of the offering, you should read the entire prospectus carefully, including the risk factors and the financial statements incorporated herein by reference. Unless otherwise stated in this prospectus references to "we" or "our Company" refer to Boise Inc. and references to "insider warrants" refer to the 3,000,000 warrants sold privately to Nathan D. Leight and Jason G. Weiss. In addition, this prospectus gives retroactive effect to stock dividends of 0.5 and 0.2 shares of common stock for each outstanding share of common stock on June 12, 2007 and June 19, 2007, respectively.

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. Our securities are listed on the New York Stock Exchange. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

  Company Overview

        We were originally a blank check company organized under the laws of the State of Delaware on February 1, 2007. We were formed with the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. From inception through February 21, 2008, we did not have any business or operations. Our activities were limited to raising capital in our initial public offering, which we refer to as our "IPO." We focused on identifying and acquiring an operating business.

        On February 22, 2008, we completed the acquisition (the "Acquisition") of Boise White Paper, L.L.C. ("Boise White Paper"), Boise Packaging & Newsprint, L.L.C ("BP&N"), Boise Cascade Transportation Holdings Corp. ("Boise Transportation") (collectively, the "Paper Group") and other assets and liabilities related to the operation of the paper, packaging and newsprint, and transportation businesses of the Paper Group and most of the headquarters operations of Boise Cascade, L.L.C. ("Boise Cascade" or the "Seller") for cash and securities. The business so acquired from the Seller is referred to in this prospectus as "Boise Paper Products," "BPP" or the "Predecessor." The Acquisition was accomplished through our acquisition of Boise Paper Holdings, L.L.C. The Acquisition was approved by our shareholders on February 5, 2008. In conjunction with the completion of the Acquisition, we changed our name from Aldabra 2 Acquisition Corp. to Boise Inc.

  The Business

        Headquartered in Boise, Idaho, we manufacture packaging products and papers, including corrugated containers, containerboard, label and release and flexible packaging papers, imaging papers for the office and home, printing and converting papers, newsprint, and market pulp. We have approximately 4,350 employees.

        We are the third largest North American manufacturer of uncoated free sheet paper. We own pulp and paper mill operations in the following locations: Jackson, Alabama; International Falls, Minnesota; St. Helens, Oregon; and Wallula, Washington, all of which manufacture uncoated free sheet paper. We also own a mill in DeRidder, Louisiana, which produces containerboard (linerboard) as well as newsprint and is one of the largest paper mills in North America. We also have a network of six corrugated converting plants, located in the Pacific Northwest and Texas, which manufacture corrugated containers and sheets.

  Additional Information

        Our principal executive offices are located at 1111 West Jefferson Street, Suite 200, Boise, ID 83702-5388.

 THE OFFERING

Securities Offered:	13,922,772 shares of common stock held by selling shareholders, including 3,000,000 shares of common stock issuable upon exercise of the insider warrants. Our common stock and warrants began trading on the NYSE on February 25, 2008.
Number of shares outstanding before the offering:	79,879,388 shares of common stock.
Number of shares outstanding after the offering:	82,879,388 shares of common stock, assuming exercise of all insider warrants
New York Stock Exchange symbol for our common stock:	BZBC

 FORWARD-LOOKING STATEMENTS

        We believe that some of the information in this prospectus constitutes forward- looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as "may," "expect," "anticipate," "contemplate," "believe," "estimate," "intends," and "continue" or similar words. You should read statements that contain these words carefully because they:

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  discuss future expectations;

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  contain information that could impact future results of operations or financial condition; or

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  state other "forward-looking" information.

        We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have little or no control. The following factors, among others, may cause actual results to differ materially from the expectations described by us in our forward-looking statements:

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  paper and packaging industry trends, including factors affecting supply and demand;

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  our continued ability to meet the requirements of our credit facilities;

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  the liquidity of our common stock;

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  cost of raw materials and energy;

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  legislation or regulatory environments, requirements or changes affecting the businesses in which we are engaged;

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  our customer concentration;

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  labor and personnel relations;

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  changing interpretations of generally accepted accounting principles;

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  our ability to meet the continued listing standards of the NYSE;

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  credit or currency risks affecting our revenue and profitability;

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  continued compliance with government regulations; and

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  general economic conditions.

        You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

        All forward-looking statements included herein attributable to us, BPP or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

RISK FACTORS

        You should carefully consider the following risk factors, together with all of the other information included in this prospectus. If any of these factors actually occur, the business, financial condition or results of operations of Boise Inc. could be affected materially and adversely, the value of our common stock could decline, and stockholders could lose all or part of their investment.

Risks Concerning our Financial Condition and Governance

Since the Acquisition, the market price of our common stock has declined significantly, and we face possible delisting from the NYSE.

        Shares of our common stock are currently listed on the NYSE. The market price of our common stock has declined significantly since the Acquisition. On the date of the Acquisition, February 22, 2008, the closing price of our common stock was $8.50 per share. As of March 9, 2009, the closing price of our common stock price was $.24 per share and our market capitalization was approximately $19.17 million.

        The NYSE's quantitative listing standards require NYSE-listed companies to have an average market capitalization of at least $75.0 million over any consecutive thirty trading-day period. In addition, the average closing price of any listed security must not fall below $1.00 per share for any consecutive 30-trading-day period. On November 5, 2008, we received written notice from the NYSE that we do not currently comply with these two continued listing standards.

        As required by the NYSE, we submitted a business plan to demonstrate our ability to achieve compliance with the market capitalization requirement within 18 months from the receipt of the notice. The NYSE has notified us that it has accepted our plan to regain compliance. We must cure the market capitalization deficiency by May 2010. Although the NYSE has recently suspended the share price requirement, we expect we will be required to cure our share price deficiency at some time during 2009. If we are not compliant within the timeframes required by the NYSE, our common stock will also be subject to suspension and delisting. Although we intend to cure the deficiencies and to return to compliance with the NYSE continued listing requirements, there can be no assurance that we will be able to do so.

        If our common stock is delisted, or if it becomes apparent to us that we will be unable to meet the NYSE's continued listing standards in the near future, we intend to seek to have our common stock listed or quoted on another national securities exchange or quotation system. However, we may be unable to list or quote our common stock on another national securities exchange or quotation system. Even if our common stock is listed or quoted on such other exchange or system, a delisting by the NYSE could hurt our investors by reducing the liquidity and market price of our common stock. Additionally, a delisting could negatively affect us by reducing the number of investors willing to hold or acquire our common stock, which could negatively affect our ability to access public capital markets.

Our substantial debt adversely affects our financial flexibility and could impair our ability to operate.

        We have a significant amount of indebtedness. As of December 31, 2008, we had approximately $1,104 million of outstanding indebtedness (consisting of approximately $1,037 million under the senior secured credit facilities and approximately $67 million of notes payable). The level of our indebtedness could have important negative consequences for our business, financial condition, and operating results, including the following:

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  It limits our ability to obtain additional financing to fund our working capital, capital expenditures, and acquisitions;

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  It makes us more vulnerable to current and future downturns in our business, our industry, or the economy in general;

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  A substantial portion of our cash flow from operations is dedicated to the repayment of indebtedness and will not be available for other business purposes or opportunities;

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  We are subject to debt covenants that restrict management's ability to pursue some business opportunities;

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  It limits our flexibility in planning for, or reacting to, changes in our business and in our industry;

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  We are more highly leveraged than some of our competitors, which may place us at a competitive disadvantage; and

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  There would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing as needed.

Our operations may not be able to generate sufficient cash flows to meet our debt service obligations.

        Our ability to make payments on and to repay our indebtedness and to fund planned capital expenditures depends on our ability to generate cash from our future operations. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. For example, further decreases in the demand for paper products, continued deterioration in the general economy, and weaknesses in any of our product markets would negatively affect our business and our ability to generate cash. As a result, it is possible that we may not generate sufficient cash flow from our operations to enable us to repay our indebtedness, make interest payments and to fund other liquidity needs. To the extent we do not generate sufficient cash flow to meet these requirements, it would impact our ability to operate as a going concern.

        Our expected debt service obligation, assuming interest rates stay at December 31, 2008, levels, is estimated to be approximately $65.6 million in cash interest payments and fees per annum, which amount will be reduced each year in accordance with scheduled debt amortization payments, if made. In addition, debt service requirements will also include principal payments totaling $25.8 million in 2009 and rising to a maximum of $447.7 million in 2014. If we became unable to meet our debt service requirements, we would be required to refinance or restructure all or a portion of our indebtedness; however, we may not be able to refinance any of our indebtedness on commercially reasonable terms or at all.

A default under our indebtedness may have a material adverse effect on our business and financial condition.

        In the event of a default under our senior secured credit facilities, the lenders generally would be able to declare all such indebtedness, together with interest, to be due and payable. In addition, borrowings under the senior secured credit facilities are secured by first- and second-priority liens, as applicable, on all of our assets and our subsidiaries' assets, and in the event of a default under those facilities, the lenders generally would be entitled to seize the collateral. Moreover, upon the occurrence of an event of default, the commitment of the lenders to make any further loans would be terminated. Accordingly, a default under any debt instrument, unless cured or waived, would likely have a material adverse effect on our overall business, the results of our operations and our financial condition.

        If we became unable to meet our financial obligations, it could also cause concern to our customers, vendors, or trade creditors. If any significant customer, vendor, or trade creditor changed its relationship with us by stopping work, ceasing sales, requiring sales on cash terms, or making other changes, these changes would materially affect our cash flows and results of operations.

Our senior secured credit facilities contain restrictive covenants that limit our overall liquidity and corporate activities.

        The senior secured credit facilities impose operating and financial restrictions that limit our ability to:

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  create additional liens on our assets;

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  make investments or acquisitions;

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  pay dividends;

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  incur additional indebtedness or enter into sale/leaseback transactions;

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  sell assets, including, but not limited to, capital stock of subsidiaries;

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  enable our subsidiaries to make distributions;

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  enter into transactions with our affiliates;

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  enter into new lines of business; and

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  engage in consolidations, mergers or sales of substantially all of our assets.

        We will need to seek permission from the lenders to engage in specified corporate actions. Our lenders' interests may be different from ours, and no assurance can be given that we will be able to obtain the lenders' permission when needed. This may prevent us from taking actions that are in our stockholders' best interest.

        Our senior secured credit facilities also require us to achieve specified financial and operating results and maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control, and these types of restrictions could:

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  limit our ability to plan for, or react to, market conditions or meet capital needs or otherwise restrict our activities or business plans; and

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  adversely affect our ability to finance our operations, strategic acquisitions, investments, alliances and other capital needs, or to engage in other business activities that would be in our best interest.

Our stock ownership is highly concentrated, and as a result, Boise Cascade may influence our affairs significantly.

        At the time of the Acquisition, Boise Cascade Holdings, L.L.C. ("Boise Cascade Holdings") owned approximately 49% of our common stock and continued to own approximately 49% at December 31, 2008. As a result, Boise Cascade Holdings has significant representation on our board of directors and will have the voting power to significantly influence our policies, business and affairs, and will also have the ability to influence the outcome of any corporate transaction or other matter, including mergers, consolidations and the sale of all or substantially all of our assets. This concentration in control may have the effect of delaying, deterring or preventing a change of control that otherwise could result in a premium in the price of our common stock.

        In addition, as long as the holders of Boise Registrable Securities (as such term is defined in the Investor Rights Agreement dated February 22, 2008, entered into by and among us, Boise Cascade and other stockholders named therein (the "Investor Rights Agreement") in connection with the Acquisition) control 33% or more of our common stock issued to Boise Cascade at the closing, we will be subject to restrictions on our business activities pursuant to the terms of the Investor Rights Agreement. More specifically, for so long as the 33% ownership threshold is met or exceeded, the Investor Rights Agreement will restrict us from conducting specified activities or taking specified actions without the affirmative written consent of the holders of a majority of the Boise Registrable Securities then outstanding. The restricted activities include, without limitation, making distributions on our equity securities, redemptions, purchases or acquisitions of our equity securities, issuances or sales of equity securities or securities exchangeable or convertible for equity securities, issuing debt or convertible/exchangeable debt securities, making loans, advances or guarantees, mergers and/or acquisitions, asset sales, liquidations, recapitalizations, non-ordinary business activities, making changes to our organizational documents, making changes to arrangements with our officers, directors, employees and other related persons, incurrence of indebtedness for borrowed money or capital leases above specified thresholds and consummating the sale of the Company. Additionally, pursuant to affirmative covenants under the Investor Rights Agreement (and subject to the same 33% ownership threshold), unless the holders of a majority of the Boise Registrable Securities then outstanding have otherwise consented in writing, we are required to perform specified activities, including, without limitation, preservation of our corporate existence and material licenses, authorizations and permits necessary to the conduct of our business, maintenance of our material properties, discharge of certain statutory liens, performance under material contracts, compliance with applicable laws and regulations, preservation of adequate insurance coverage and maintenance of proper books of record and account.

Registration rights held by Boise Cascade and certain of our stockholders may have an adverse effect on the market price of our common stock.

        The Investor Rights Agreement provides for registration rights with respect to: (1) Aldabra Registrable Securities (as such term is defined in the Investor Rights Agreement); (2) the Boise Registrable Securities; and (3) shares held by other of our stockholders party to the Investor Rights Agreement (the "Other Registrable Securities").

        Additionally, whenever (i) we propose to register any of our securities under the Securities Act of 1933, as amended (the "Securities Act") and (ii) the method we select would permit the registration of registrable securities, holders of Aldabra Registrable Securities, the Boise Registrable Securities or Other Registrable Securities have the right to request the inclusion of their registrable securities in such registration.

        At December 31, 2008, holders of approximately 48,460,874 shares had registration rights. On February 19, 2009, we received a demand to register the remaining shares subject to registration rights. Upon effectiveness of the registration statement of which this prospectus is a part all of our shares will have been registered. The resale of these shares in the public market upon exercise of the registration rights described above could adversely affect the market price of our common stock or affect our ability to raise additional equity capital.

Delaware law and our amended and restated charter documents may impede or discourage a takeover that our stockholders may consider favorable.

        Our amended and restated charter has provisions that may deter, delay or prevent a third party from acquiring us. These provisions include:

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  limitations on the ability of stockholders to amend our charter documents, including, but not limited to, stockholder supermajority voting requirements;

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  the inability of stockholders to act by written consent or to call special meetings after such time as Boise Cascade owns less than 25% of the voting power of our common stock entitled to vote generally in the election of directors;

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  a classified board of directors with staggered three-year terms; and

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  the authority of our board of directors to issue, without stockholder approval, up to 1,000,000 shares of preferred stock with such terms as the board of directors may determine and to issue additional shares of our common stock.

        These provisions could have the effect of delaying, deferring or preventing a change in control, discourage others from making tender offers for our shares and lowering the market price of our stock or impeding the ability of our stockholders to change our management, even if such changes would be beneficial to our stockholders.

Our stockholders may not receive dividends because of restrictions in our senior secured credit facilities, Delaware law and state regulatory requirements.

        Our ability to pay dividends is restricted by our senior secured credit facilities, as well as Delaware law and state regulatory authorities. Under Delaware law, our board of directors may not authorize payment of a dividend unless it is either paid out of our capital surplus, as calculated in accordance with the Delaware General Corporation Law, or, if we do not have a surplus, it is paid out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. To the extent we do not have adequate surplus or net profits, we will be prohibited from paying dividends.

Risks Related to Our Business

The paper industry is cyclical. Fluctuations in the prices of and the demand for our products could result in smaller profit margins and lower sales volumes.

        Historically, economic and market shifts, fluctuations in capacity, and changes in foreign currency exchange rates have created cyclical changes in prices, sales volumes, and margins for our products. The length and magnitude of industry cycles have varied over time and by product but generally reflect changes in macroeconomic conditions and levels of industry capacity. Most of our paper products, including our cut-size office paper, containerboard, and newsprint, are commodities that are widely available from other producers. Even our noncommodity products, such as premium papers, are affected by commodity prices since the prices of these grades are often tied to commodity prices. Commodity products have few distinguishing qualities from producer to producer, and as a result, competition for these products is based primarily on price, which is determined by supply relative to demand.

        The overall levels of demand for the commodity products we make and distribute, and consequently our sales and profitability, reflect fluctuations in levels of end-user demand, which depend in large part on general macroeconomic conditions in North America and regional economic conditions in our markets, as well as foreign currency exchange rates. For example, demand for our paper products fluctuates with levels of employment, the state of durable and nondurable goods industries, and prevailing levels of advertising and print circulation. In recent years, particularly since 2000, demand for some grades of paper has decreased as electronic transmission and document storage alternatives have become more prevalent. Newsprint demand in North America has been in decline for decades as electronic media has increasingly displaced paper as a medium for information and communication.

        Industry supply of commodity paper products is also subject to fluctuation, as changing industry conditions can influence producers to idle or permanently close individual machines or entire mills. In addition, to avoid substantial cash costs in connection with idling or closing a mill, some producers will choose to continue to operate at a loss, sometimes even a cash loss, which could prolong weak pricing environments due to oversupply. Oversupply in these markets can also result from producers introducing new capacity in response to favorable short-term pricing trends.

        Industry supply of commodity paper products is also influenced by overseas production capacity, which has grown in recent years and is expected to continue to grow. A weak U.S. dollar tends to mitigate the levels of imports, while a strong U.S. dollar tends to increase imports of commodity paper products from overseas, putting downward pressure on prices.

        Prices for all of our products are driven by many factors outside our control, and we have little influence over the timing and extent of price changes, which are often volatile. Market conditions beyond our control determine the prices for our commodity products, and as a result, the price for any one or more of these products may fall below our cash production costs, requiring us to either incur short-term losses on product sales or cease production at one or more of our manufacturing facilities. From time to time, we have taken downtime (or slowed production) at some of our mills to balance our production with the market demand for our products, and we may continue to do so in the future. Some of our competitors may also close or reduce production at their operating facilities, some of which could reopen and increase production capacity. This could result in a supply and demand imbalance and cause prices to fall. Therefore, our ability to achieve acceptable operating performance and margins is principally dependent on (i) managing our cost structure, (ii) managing changes in raw materials prices, which represent a large component of our operating costs and fluctuate based upon factors beyond our control, and (iii) general conditions in the paper market. If the prices of our products decline or if our raw material costs increase, it could have a material adverse effect on our business, financial condition, and results of operations.

We face strong competition in our markets.

        The paper and packaging and newsprint industry is highly competitive, and we face competition from numerous competitors, domestic as well as foreign. Some of our competitors are large, vertically integrated companies that have greater financial and other resources, greater manufacturing economies of scale, greater energy self-sufficiency, and/or lower operating costs, compared with our company. Because of ongoing consolidation in our industry, many of our competitors have become larger, and this trend may continue in the future. Many of our competitors have greater financial resources than do we, and therefore, more of their cash will be available for business purposes other than debt service. As a result, we may be unable to compete with other companies in the market during the various stages of the business cycle and particularly during any downturns. Some of the factors that may adversely affect our ability to compete in the markets in which we participate include the entry of new competitors (including foreign producers) into the markets we serve, our competitors' pricing strategies, our failure to anticipate and respond to changing customer preferences, and our inability to maintain the cost efficiency of our facilities.

Conditions in the global capital and credit markets and the economy in general may have a material adverse effect on our business, results of operations and financial position.

        The global credit and capital markets are undergoing a period of unprecedented volatility and disruption and the global economy is experiencing a recession. Our results of operations and financial position could be affected materially by adverse changes in the global capital and credit markets and the economy in general, in both the U.S. and elsewhere around the world. Economic conditions may also adversely affect the ability of our lenders, customers, and suppliers to continue to conduct their businesses or may affect our ability to operate our production facilities in an economical manner.

        Recent concerns over declining consumer and business confidence, the availability and cost of credit, reduced consumer spending and business investment, the volatility and strength of the capital and credit markets, and inflation all affect the business and economic environment and, ultimately, the profitability of our business. Economic downturns characterized by higher unemployment, lower family income, lower corporate earnings, lower business investment and lower consumer spending typically result in decreased demand for our products. These conditions are beyond our control and may have a significant impact on our business, results of operations, cash flows and financial position.

Our manufacturing businesses may have difficulty obtaining logs and fiber at favorable prices or at all.

        Wood fiber is our principal raw material, accounting for approximately 29% and 15% of the aggregate amount of materials, labor, and other operating expenses, including fiber costs, for our paper and packaging segments, respectively, for the year ended December 31, 2008. Wood fiber is a commodity, and prices have historically been cyclical. In addition, availability of wood fiber is often negatively affected if demand for building products declines, since wood fiber, including wood chips, sawdust, and shavings, is a byproduct in the manufacture of building products. Wood fiber for our paper mills in the Northwest comes predominantly from building products manufacturing plants. Because of the decline in the housing markets and new construction, a significant number of Northwest building products manufacturing plants have been curtailed and closed. These curtailments affect the availability and price of wood fiber in the region and, in turn, affect the operating and financial performance of our Northwest paper mills. The cost and availability of fiber was a contributing factor in our decision to restructure our St. Helens paper mill. In many cases, we are unable to increase product prices in response to increased wood fiber costs, depending on other factors affecting the demand or supply of paper. Further, severe or sustained shortages of fiber could cause us to curtail our own operations, resulting in material and adverse effects on our sales and profitability.

        Future domestic or foreign legislation and litigation concerning the use of timberlands, the protection of endangered species, the promotion of forest health, and the response to, and prevention of, catastrophic wildfires can also affect log and fiber supply. Availability of harvested logs and fiber may be further limited by fire, insect infestation, disease, ice storms, windstorms, hurricanes, flooding, and other natural and man-made causes, thereby reducing supply and increasing prices. In addition, since a number of our manufacturing facilities use wood-based biomass as an alternative energy source, an increase in wood fiber costs or a reduction in availability can increase the price of, or reduce the total usage of, biomass, which could result in higher energy costs.

Increases in the cost of our purchased energy or chemicals would lead to higher manufacturing costs, thereby reducing our margins.

        Energy is one of our most significant costs, and it accounted for approximately 16% and 15% of the aggregate amount of materials, labor, and other operating expenses, including fiber costs, for our paper and packaging segments, respectively, for the year ended December 31, 2008. Energy prices, particularly for electricity, natural gas, and fuel oil, have been volatile in recent years. These fluctuations affect our manufacturing costs and contribute to earnings volatility. We have some flexibility to switch between fuel sources; however, we have significant exposure to natural gas, fuel oil, and biomass (hog fuel) price increases. Increased demand for these fuels (which could be driven by cold weather) or supply constraints could drive prices higher. The electricity rates charged to us are affected by the increase in natural gas prices, although the degree of impact depends on each utility's mix of energy resources and the relevant regulatory situation.

        Other raw materials we use include various chemical compounds, such as precipitated calcium carbonate, sodium chlorate, sodium hydroxide, and dyes. Purchases of chemicals accounted for approximately 15% and 6% of the aggregate amount of materials, labor, and other operating expenses, including fiber costs, for our paper and packaging segments, respectively, for the year ended December 31, 2008. The costs of these chemicals have been volatile historically and are influenced by capacity utilization, energy prices, and other factors beyond our control.

        For our products, the relationship between industry supply and demand, rather than changes in the cost of raw materials, determines our ability to increase prices. Consequently, we may be unable to pass increases in our operating costs to our customers in the short term. Any sustained increase in chemical or energy prices would reduce our operating margins and potentially require us to limit or cease operations of one or more of our machines or facilities.

Some of our paper products are vulnerable to long-term declines in demand due to competing technologies or materials.

        Our uncoated free sheet papers and newsprint compete with electronic data transmission, document storage alternatives, and paper grades we do not produce. Increasing shifts to these alternatives and increasing use of the Internet have had and are likely to continue to have an adverse effect on traditional print media and paper usage. Neither the timing nor the extent of this shift can be predicted with certainty. Because of these trends, demand for paper products may shift from one grade of paper to another or be eliminated altogether. For example, demand for newsprint has declined and may continue to decline as newspapers are replaced with electronic media, and demand for our uncoated free sheet paper for use in preprinted forms has declined and may continue to decline as the use of desktop publishing and on-demand printing continues to displace traditional forms. Demand for our containerboard may decline as corrugated paper packaging may be replaced with other packaging materials, such as plastic. Any substantial shift in demand from our products to competing technologies or materials could result in a material decrease in sales of our products, which could cause us to curtail or shut down production capacity. Curtailments or shutdowns could result in asset write-downs and additional costs at the affected facilities, negatively affecting our results of operations and financial condition.

A material disruption at one of our manufacturing facilities could prevent us from meeting customer demand, reduce our sales, and/or negatively affect our net income.

        Any of our manufacturing facilities, or any of our machines within an otherwise operational facility, could cease operations unexpectedly due to a number of events, including:

  •
  maintenance outages;

  •
  prolonged power failures;

  •
  an equipment failure;

  •
  disruption in the supply of raw materials, such as wood fiber, energy or chemicals;

  •
  a chemical spill or release;

  •
  closure because of environmental-related concerns;

  •
  explosion of a boiler;

  •
  the effect of a drought or reduced rainfall on our water supply;

  •
  disruptions in the transportation infrastructure, including roads, bridges, railroad tracks, and tunnels;

  •
  fires, floods, earthquakes, hurricanes, or other catastrophes;

  •
  terrorism or threats of terrorism;

  •
  labor difficulties; or

  •
  other operational problems.

        For example, in the fall of 2008, we incurred approximately $5.5 million in lost production and costs incurred in shutting down and restarting our DeRidder, Louisiana, mill as a result of Hurricanes Gustav and Ike. Similar future events may cause shutdowns, which may result in downtime and/or cause damage to our facilities. Any such downtime or facility damage could prevent us from meeting customer demand for our products and/or require us to make unplanned capital expenditures. If our machines or facilities were to incur significant downtime, our ability to meet our production capacity targets and satisfy customer requirements would be impaired, resulting in lower sales and net income.

Our operations require substantial capital, and we may not have adequate capital resources to provide for all of our capital requirements.

        Our businesses are capital-intensive, and we regularly incur capital expenditures to maintain our equipment, increase our operating efficiency, and comply with environmental laws. In addition, significant amounts of capital are required to modify our equipment to produce alternative or additional products or to make significant improvements in the characteristics of our current products. On a combined basis, during the year ended December 31, 2008, our total capital expenditures, excluding acquisitions, were $100.8 million. We expect to spend approximately $75 million to $85 million on capital expenditures for 2009. Our capital expenditures are expected to be between $90 million and $120 million annually over the next five years, excluding acquisitions.

        If we require funds for operating needs and capital expenditures beyond those generated from operations, we may not be able to obtain them on favorable terms or at all. In addition, our debt service obligations will reduce our available cash flows. If we cannot maintain or upgrade our equipment as we require or ensure environmental compliance, we could be required to cease or curtail some of our manufacturing operations or we may become unable to manufacture products that can compete effectively in one or more of our markets.

We depend on a small number of customers for a significant portion of our business.

        Our largest customer, OfficeMax, accounted for approximately 24% of our total sales in 2008. Pursuant to a 2004 paper supply contract that remained in place after the Acquisition, OfficeMax is required to purchase its North American requirements for office papers from us. If OfficeMax was unable to pay, our financial performance could be affected significantly and negatively. Any significant deterioration in the financial condition of OfficeMax or a significant change in its business that would affect its willingness to continue to purchase our products could have a material adverse effect on our business, financial condition, and results of operations.

Our recent decision to terminate our newsprint marketing arrangement with ACSC (Abitibi Consolidated Sales Corporation) and sell newsprint on our own may adversely affect our financial results.

        Until late February 2009, we marketed our newsprint through Abitibi Consolidated Sales Corporation (ACSC), an indirect subsidiary of AbitibiBowater Inc., pursuant to an arrangement whereby ACSC purchased all of the newsprint we produce. In late February 2009, we terminated our arrangement with ACSC and began selling our newsprint production through our own sales personnel. Our re-entry into this market requires us to effectively adapt our business to support this sales function, which includes hiring sales personnel and adjusting our business systems to support this sales function. It will also require us to establish new customer relationships in a market with declining demand. If we are unsuccessful in establishing these customer relationships, adapting our business systems, or competing effectively in this market, our sales revenues, pricing margins, and financial performance will be affected negatively.

We are subject to significant environmental regulation and environmental compliance expenditures, as well as other potential environmental liabilities.

        We are subject to a wide range of general and industry-specific environmental laws and regulations, particularly with respect to air emissions, wastewater discharges, solid and hazardous waste management, and site remediation. If we fail to comply with applicable environmental laws and regulations, we may face civil or criminal fines, penalties, or enforcement actions, including orders limiting our operations or requiring corrective measures, installation of pollution control equipment, or other remedial actions.

        We anticipate that environmental regulation of our operations will continue to become more burdensome and that we will continue to incur significant capital and operating expenditures in order to maintain compliance with applicable environmental laws and regulations. For example, we may be affected if laws concerning climate change are enacted that regulate greenhouse gas (GHG) emissions. Such laws require buying allowances for mill GHG emissions or cause expenditure of capital to reduce GHG emissions. Because environmental regulations are not consistent worldwide, our ability to compete in the world marketplace may be adversely affected by capital and operating expenditures for environmental compliance.

        As an owner and operator of real estate, we may be liable under environmental laws for cleanup and other damages (including tort liability) resulting from releases of hazardous substances on or from our properties. We may have liability under these laws whether or not we knew of, or were responsible for, the presence of these substances on our property, and in some cases, our liability may not be limited to the value of the property.

        On a combined basis during the year ended December 31, 2008, capital expenditures for environmental compliance were $1.4 million. We expect to incur approximately $3 million of capital expenditures for environmental compliance for 2009. Enactment of new environmental laws or regulations or changes in existing laws or regulations might require significant, additional expenditures. We may be unable to generate funds or other sources of liquidity and capital to fund unforeseen environmental liabilities or expenditures.

Labor disruptions or increased labor costs could adversely affect our business.

        While we believe we have good labor relations and have established staggered labor contracts for each of our five paper mills to minimize potential disruptions in the event of a labor dispute, we could experience a material labor disruption or significantly increased labor costs at one or more of our facilities, either in the course of negotiations of a labor agreement or otherwise. Either of these situations could result in increased costs or prevent us from meeting customer demand, thereby reducing our sales and profitability. As of January 31, 2009, we had approximately 4,350 employees. Approximately 2,570, or 59%, of these employees work pursuant to collective bargaining agreements. In the first quarter of 2009, we will start negotiating the labor contract at our packaging plant in Salem, Oregon (92 employees represented by the Association of Western Pulp & Paper Workers) which expired in December 2008, and the contract at our paper mill in Wallula, Washington (332 employees represented by the AWPPW) which expires mid-March 2009. Some of our customers are also unionized. Strikes, lockouts, or other work stoppage or slow-downs involving our customers or suppliers could have a material adverse effect on us.

We have significant obligations for pension and post-employment benefits.

        In December 2008, we enacted a freeze on our defined pension plan for salaried employees (Salaried Plan); however, we continue to maintain defined benefit pension plans for our union employees. Despite the freeze of the salaried plan, we will continue to have significant obligations for pension and other postemployment benefits that could require future funding beyond that which we have funded in the past or which we currently anticipate.

        Pension funding requirements depend in part on returns on plan assets. As of December 31, 2008, our pension assets had a market value of $248 million, compared with $324 million as of February 22, 2008, the date we assumed the obligation for these plans. Assuming a rate of return on plan assets of

7.25% in 2009 and 2010, we estimate that we would be required to contribute $4.1 million in 2009 and approximately $38 million in 2010, which includes the impact of the pension plan freeze. The amount of required contributions will depend, among other things, on actual returns on plan assets, changes in our plan asset return assumptions, changes in interest rates that affect our discount rate assumptions, changes in pension funding requirement laws, and modifications to our plans. Our estimates may change materially depending upon the impact of these and other factors. Recent declines in the global equity markets may require us to make larger than anticipated contributions to our pension plans.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the 13,922,772 shares of common stock registered hereunder.

SELLING SHAREHOLDERS

        Pursuant to Section 1(c) of the Investor Rights Agreement, the Aldabra Majority Holders (as defined in the Investor Rights Agreement) are entitled to request an unlimited number of Short-Form Registrations (as defined in the Investor Rights Agreement). Pursuant to a demand letter, dated February 19, 2009, from the Aldabra Majority Holders to us, the Aldabra Majority Holders requested that we register all of the shares of our common stock, including the shares of our common stock issuable upon the exercise of the insider warrants, beneficially owned by the shareholders set forth on an attachment to such demand letter (the "Terrapin Shareholders").

        The following table sets forth the number of shares beneficially owned by the Terrapin Shareholders, including the shares of our common stock issuable upon the exercise of the insider warrants beneficially owned by the Terrapin Shareholders. The selling shareholders are not making any representation that any shares of common stock covered by this prospectus will be offered for sale. The selling shareholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares of common stock. The following table assumes that all of the shares of our common stock being registered pursuant to this prospectus will be sold.

        Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the shares of common stock beneficially owned by them. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

						Shares of Common Stock to be Beneficially Owned after the Offering
	Shares of Common Stock Beneficially Owned
				Number of Shares of Registered Common Stock Being Offered
Name of Selling Shareholder	Number		Percentage			Number	Percentage
Nathan D. Leight	4,693,788	(1)	5.77%	4,654,788	(2)	39,000	*
Jason G. Weiss Revocable Trust(3)	3,642,366	(3)	4.48%	3,642,366	(3)	0	*
Murray Sprung Trustee Weiss Family Trust U/A DTD 8/7/2000(4)	2,824,066		3.54%	2,824,066		0	*
Leight Family 1998 Irrevocable Trust	1,724,944		2.16%	1,724,944		0	*
Sanjay Arora	580,337		*	578,337		2,000	*
Terrapin Partners Employee Partnership(5)	188,100	(5)	*	188,100	(5)	0	*
Richard Rogel	179,400		*	45,000		134,400	*
Guy Barudin	160,171		*	155,171		5,000	*
Carl A. Albert Trust(6)	130,000		*	45,000		85,000	*
Jonathan W. Berger(7)	103,600	(7)	*	45,000		58,600	*
Sheli Rosenberg	10,000		*	10,000		0	*
Peter Deutsch	10,000		*	10,000		0	*

*
Less than 1%.

(1)
The 4,693,788 shares beneficially owned by Nathan D. Leight consist of (i) 3,154,788 outstanding shares of our common stock; (ii) 1,500,000 shares of our common stock issuable upon the exercise of the insider warrants beneficially owned by Nathan Leight; (iii) 36,100 shares representing

  Mr. Leight's 2008 restricted stock award, which vested in full on March 2, 2009; and (iv) 2,900 shares of our common stock issuable upon the exercise of additional warrants beneficially owned by Mr. Leight. These shares do not include the 1,724,044 shares listed in the table above held by the Leight Family 1998 Irrevocable Trust. Mr. Leight, his wife, Elizabeth Leight, and their children are the grantor, trustee and beneficiaries, respectively, of the Leight Family 1998 Irrevocable Trust. Mr. Leight has served as a director of our Company since its inception and serves as a designee of the Aldabra Majority Holders (as defined in the Investor Rights Agreement) pursuant to the Investor Rights Agreement. He had been Aldabra 2 Acquisition Corp.'s chairman of the board since its inception. Mr. Leight is the cousin of Jonathan W. Berger.

(2)
The 4,654,788 shares being registered for possible resale by Nathan G. Leight consist of (i) 3,154,788 outstanding shares of our common stock; and (ii) 1,500,000 shares of our common stock issuable upon the exercise of the insider warrants beneficially owned by Mr. Leight.

(3)
The 3,642,366 shares beneficially owned by the Jason G. Weiss Revocable Trust consist of (i) 2,142,366 outstanding shares of our common stock; and (ii) 1,500,000 shares of our common stock issuable upon the exercise of the insider warrants beneficially owned by the Jason G. Weiss Revocable Trust. Jason G. Weiss serves as a trustee and is a beneficiary of the Jason G. Weiss Revocable Trust. Mr. Weiss has served as a director of our Company since its inception and serves as a designee of the Aldabra Majority Holders (as defined in the Investor Rights Agreement) pursuant to the Investor Rights Agreement. He had been Aldabra 2 Acquisition Corp.'s chief executive officer, secretary, and a member of that company's board of directors since its inception.

(4)
The children of Mr. Weiss are the beneficiaries of the Murray Sprung Trustee Weiss Family Trust U/A DTD 8/7/2000.

(5)
The beneficial ownership shown for Terrapin Partners Employee Partnership reflects the beneficial ownership of the recipients of shares of our common stock initially held by, and distributed out of, the Terrapin Partners Employee Partnership to such persons.

(6)
Carl A. Albert is a trustee of the Carl A. Albert Trust. Mr. Albert has served as the chairman of the board of our Company since the Acquisition. Prior to the Acquisition, Mr. Albert had been a member of Aldabra 2 Acquisition Corp.'s board of directors since its inception. Mr. Albert is the beneficial owner of 261,000 shares of our common stock. The 261,000 shares beneficially owned by Mr. Albert are held as follows: (i) 96,200 are held directly (these shares represent Mr. Albert's 2008 restricted stock award, which vested in full on March 2, 2009); (ii) 130,000 shares are held by the Carl A. Albert Trust; (iii) 23,800 shares are held by the Albert-Schaefer Trust; and (iv) 11,000 shares are held by the Elisa Tamar Albert Trust.

(7)
The 103,600 shares beneficially owned by Jonathan W. Berger consist of (i) 93,600 outstanding shares of our common stock; and (ii) 10,000 shares of our common stock issuable upon exercise of warrants beneficially owned by Mr. Berger. Mr. Berger has served as a director of our Company since its inception. Mr. Berger is the cousin of Nathan D. Leight.

 PLAN OF DISTRIBUTION

        The selling shareholders and any of their pledgees, donees, assignees, transferees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on the NYSE or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. Subject to compliance with applicable law, the selling shareholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker- dealer solicits the purchaser;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales entered into after the date of this prospectus;

  •
  agreements with broker-dealers to sell a specified number of such shares at a stipulated price per share;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  a combination of any such methods of sale; or

  •
  any other method permitted pursuant to applicable law.

        The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus.

        Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The selling shareholders may pledge their shares to their broker-dealers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker-dealer may, from time to time, offer and sell the pledged shares. The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Act, the Securities Exchange Act of 1934, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling shareholders or any other person, which limitations may affect the marketability of the shares.

        Upon our being notified in writing by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of the selling shareholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

(v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

        The selling shareholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. To our knowledge, no selling shareholder has entered into any agreement or understanding, directly or indirectly, with any person to distribute the shares of our common stock.

        To our knowledge, no selling shareholder is a broker-dealer or an affiliate of a broker-dealer.

        We are required to pay all fees and expenses incident to the registration of shares of our common stock pursuant to the Investor Rights Agreement. We have agreed to indemnify the selling shareholders party to the Investor Rights Agreement against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Karen E. Gowland, Vice President, General Counsel and Secretary of the Company, acted as counsel in connection with the offering of our securities under the Securities Act, and as such, passed upon the validity of the securities offered in this prospectus.

EXPERTS

        The consolidated financial statements of Boise Inc. as of December 31, 2008, and for the year ended December 31, 2008, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated herein by reference from our Annual Report on Form 10-K for the year ended December 31, 2008 in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

        The financial statements of Boise Inc. at December 31, 2007 incorporated herein by reference from our Annual Report on Form 10-K for the year ended December 31, 2008 have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm, as stated in their report referenced therein. The financial statements and the report of McGladrey & Pullen, LLP are included in reliance upon their report given upon the authority of McGladrey & Pullen, LLP as experts in auditing and accounting.

        The consolidated financial statements of BPP as of December 31, 2007, and for the period from January 1, 2008 through February 21, 2008, and for each of the years in the two-year period ended December 31, 2007, have been incorporated by reference herein from our Annual Report on Form 10-K for the year ended December 31, 2008 in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        Under the Securities Exchange Act of 1934, we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3, which includes exhibits, schedules and amendments, under the Securities Act, with respect to the offering of our securities. Parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and the offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-3 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

        The Company's Internet address is http://boiseinc.com. We make available on or through our investor relations page on our website, free of charge, our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and beneficial ownership reports on Forms 3, 4, and 5 and amendments to those reports as soon as reasonably practicable after this material is electronically filed or furnished to the SEC.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with the SEC. This means that we can disclose important information to you by referring you to another filed document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. Accordingly, we incorporate by reference the following documents or information filed with the SEC:

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which we filed with the SEC on February 24, 2009; and

  •
  The description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on June 13, 2007.

  •
  All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents.

        We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents or information that have been incorporated by reference in this prospectus but not delivered with this prospectus. We will provide this at no cost to the requestor upon written or telephonic request addressed to:

Boise Inc.
1111 West Jefferson Street, Suite 200
Boise, ID 83702-5388
Attn: Secretary
(208) 384-7000

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The expenses relating to the registration of the securities will be borne by the registrant. Such expenses (excluding underwriting discounts and commissions) are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$139.53
Printing and Engraving Fees and Expenses	3,000.00
Accounting Fees and Expenses	25,000.00
Legal Fees	35,000.00
Miscellaneous	0.00

Total	$63,139.53

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a derivative action), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

        Section 145 of the Delaware General Corporation Law permits a corporation to purchase and maintain, on behalf of any director, officer, employee or agent of a corporation insurance against liabilities incurred in such capacities. Section 145 of the Delaware General Corporation Law also permits a corporation to pay expenses incurred by a director or officer in advance of the final disposition of an action, suit, or proceeding, upon receipt of an undertaking by the director or officer to repay such amount if it is determined that such person is not entitled to indemnification.

        Our Second Amended and Restated Certificate of Incorporation and our Bylaws provide that we shall indemnify, to the fullest extent authorized by the Delaware General Corporation Law, the directors and officers of the company against all expense, liability and loss, including attorneys' fees, incurred by them in connection with any actual or threatened action, suit, or proceeding to which they are or may become parties and which arises out of their status as directors or officers of the company. Our Second Amended and Restated Certificate of Incorporation provides that these indemnification rights are deemed to be a contract between the company and each director or officer to indemnify him or her to the fullest extent authorized by the Delaware General Corporation Law.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers pursuant to the above provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

        Our directors and officers are insured, under insurance policies maintained by the company, against expenses incurred in the defense of actions, suits, or proceedings and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers.

        The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware General Corporation Law and Article Ninth of our Second Amended and Restated Certificate of Incorporation.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description
4.1	Investor Rights Agreement, dated February 22, 2008, by and between the Company, Boise Cascade, L.L.C., Boise Cascade Holdings, L.L.C., and the other shareholders party thereto*
4.2	Specimen Common Stock Certificate**
5.1	Opinion of Karen E. Gowland, Vice President, General Counsel and Secretary of the Company
23.1	Consent of KPMG LLP
23.2	Consent of KPMG LLP
23.3	Consent of McGladrey & Pullen, LLP
23.4	Consent of Karen E. Gowland, Vice President, General Counsel and Secretary of the Company (included in Exhibit 5.1 of this Registration Statement)

*
Incorporated by reference to the Form 8-K filed with the SEC on February 28, 2008 (SEC Accession No. 0001104659-08-013865).

**
Incorporated by reference to the Registration Statement on Form S-1 filed with the SEC on March 19, 2007, and subsequently amended on April 26, 2007, May 21, 2007, June 13, 2007, June 20, 2007, June 13, 2008 and June 25, 2008.

ITEM 17.    UNDERTAKINGS

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act to any purchaser:

  (i)
  If the registrant is relying on Rule 430B (§ 230.430B of this chapter):

  (A)
  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (B)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

  (ii)
  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)
The undersigned registrant hereby undertakes that:

(1)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boise, State of Idaho, on the 12 day of March, 2009.

BOISE INC.
By:	/s/ ALEXANDER TOELDTE
Name:	Alexander Toeldte
Title:	President, Chief Executive Officer and Director

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ ALEXANDER TOELDTE Alexander Toeldte	President, Chief Executive Officer and Director (Principal Executive Officer)	March 12, 2009
/s/ ROBERT M. MCNUTT Robert M. McNutt	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	March 12, 2009
/s/ SAMUEL K. COTTERELL Samuel K. Cotterell	Vice President and Controller (Principal Accounting Officer)	March 12, 2009
/s/ JACK GOLDMAN Jack Goldman	Director	March 12, 2009
/s/ JASON G. WEISS Jason G. Weiss	Director	March 12, 2009
/s/ NATHAN D. LEIGHT Nathan D. Leight	Director	March 12, 2009
/s/ THOMAS S. SOULELES Thomas S. Souleles	Director	March 12, 2009
/s/ CARL A. ALBERT Carl A. Albert	Director	March 12, 2009

Name	Position	Date

/s/ MATTHEW W. NORTON Matthew W. Norton	Director	March 12, 2009
/s/ JONATHAN W. BERGER Jonathan W. Berger	Director	March 12, 2009
/s/ W. THOMAS STEPHENS W. Thomas Stephens	Director	March 12, 2009

EXHIBIT INDEX

Exhibit Number	Description
4.1	Investor Rights Agreement, dated February 22, 2008, by and between the Company, Boise Cascade, L.L.C., Boise Cascade Holdings, L.L.C., and the other shareholders party thereto*
4.2	Specimen Common Stock Certificate**
5.1	Opinion of Karen E. Gowland, Vice President, General Counsel and Secretary of the Company
23.1	Consent of KPMG LLP
23.2	Consent of KPMG LLP
23.3	Consent of McGladrey & Pullen, LLP
23.4	Consent of Karen E. Gowland, Vice President, General Counsel and Secretary of the Company (included in Exhibit 5.1 of this Registration Statement)

*
Incorporated by reference to the Form 8-K filed with the SEC on February 28, 2008 (SEC Accession No. 0001104659-08-013865).

**
Incorporated by reference to the Registration Statement on Form S-1 filed with the SEC on March 19, 2007, and subsequently amended on April 26, 2007, May 21, 2007, June 13, 2007, June 20, 2007, June 13, 2008 and June 25, 2008.